EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT

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EXHIBIT A:
Report of Independent Accountants

To the Board of Managers and Members of BACAP Opportunity
Strategy, LLC:

In planning and performing our audit of the financial statements of BACAP Opportunity Strategy, LLC (the "Fund") for the period October 1, 2002 (commencement of operations) through December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the Board of Managers, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 20, 2003



EXHIBIT B:
Exhibit 77K.
Changes in Registrant's Certifying Accountant
(a)	Previous independent accountants
(i)	On December 12, 2002, Ernst & Young LLP ("E&Y")
resigned as the independent accountants of the
Registrant because of independence concerns arising out
of certain relationships with affiliates of the
investment adviser of the Registrant.  These
relationships were in existence at the time that E&Y
performed its audit of the Registrant's initial
financial statements, dated June 14, 2002.
(ii)	The report of E&Y on the financial statements dated
June 14, 2002 of the Registrant contained no adverse
opinion or disclaimer of opinion and was not qualified
or modified as to uncertainty, audit scope or
accounting principle.
(iii)	The Registrant's Audit Committee participated in
and approved the decision to appoint the new
independent accountants.
(iv)	There have been no disagreements with E&Y on any matter
of accounting principles or practices, financial
statement disclosure, or auditing scope or procedure,
which disagreements if not resolved to the satisfaction
of E&Y would have caused them to make reference to the
subject matter of the disagreement in connection with
their report on the financial statements.
(v)	Since the inception of the Registrant there have been
no reportable events (as defined in Regulation S-K Item
304(a)(1)(v)) with E&Y.
(b)	New independent accountants
(i)	The Registrant engaged PricewaterhouseCoopers LLC as
its new independent accountants as of December 12, 2002.


ATTACHMENT  TO EXHIBIT 77K of FORM N-SAR

February 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Exhibit 77K of Form N-SAR for the period ended December 31, 2002 of BACAP Opportunity Strategy, LLC and are in agreement with the statements contained in Exhibit 77K paragraphs (a)(i) through (a)(v) and (b)(i) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP